UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

February 17, 2008

Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street

San Jose, California 95134

(Address of principal executive offices)

(408) 964-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On February 17, 2008, Sanmina-SCI Corporation, a Delaware corporation (“Sanmina-SCI”), and its wholly-owned subsidiaries Sanmina-SCI USA Inc., a Delaware corporation, SCI Technology, Inc., an Alabama corporation, Sanmina-SCI Systems de Mexico S.A. de C.V., a company organized under the laws of the United Mexican States, Sanmina-SCI Systems Services de Mexico S.A. de C.V., a company organized under the laws of the United Mexican States, Sanmina-SCI Hungary Electronics Manufacturing Limited Liability Company, a company organized under the laws of the Republic of Hungary and Sanmina-SCI Australia PTY LTD, a company organized under the laws of the Commonwealth of Australia (collectively, the “Sellers”) entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”) with Foxteq Holdings, Inc., a company organized under the laws of the Cayman Islands and a member of the Foxconn Technology Group (“Foxteq”).  The Purchase Agreement provides that, upon the terms and subject to the conditions therein, Foxteq will purchase certain assets of Sellers’ personal computing business and associated logistics services located in Hungary, Mexico and the United States (the “Business”) for total consideration equal to the net book value of the assets being sold plus a specified premium  (the “Transaction”).  In addition, Foxteq has agreed to pay Sellers a contingent payment based on certain revenues generated by the Business during the 12 months following the closing date of the Transaction. Sanmina-SCI anticipates that the proceeds from the Transaction will be between $80 million and $90 million, depending on the net book value of the assets at the time of the closing.

The Purchase Agreement contains customary representations and warranties, covenants by Sellers regarding the operation of the Business between the signing of the Purchase Agreement and the closing of the Transaction, and indemnification provisions whereby each party agrees to indemnify the other for breaches of representations and warranties, breaches of covenants and other matters, with Sellers’ liability for breaches of representations and warranties generally limited to $18 million.  In addition, subject to certain conditions, the Purchase Agreement provides that Sellers will reimburse Foxteq for certain severance obligations relating to employees of the Business terminated by Foxteq within three months following the closing of the Transaction or if Foxteq terminates certain other employees of the Business within twelve months following the closing of the Transaction. The liability is limited to amount that would have been payable had such employees been terminated as of the closing date of the Transaction.

In connection with the Transaction, Sellers have agreed to license to Foxteq certain technologies related to the operation of the Business, and Sellers have agreed to provide, for specified fees, certain transitional services to Foxteq for a limited period of time following the closing of the Transaction.

The Transaction is subject to customary closing conditions, including those relating to the accuracy of representations and warranties, compliance with covenants, absence of any material adverse changes and the receipt of required regulatory and contractual approvals.  The Transaction is expected to close in Sanmina-SCI’s third fiscal quarter ending June 28, 2008.

The press release issued by Sanmina-SCI announcing the signing of the Purchase Agreement is filed as Exhibit 99.1 hereto. The description of the Purchase Agreement is qualified in its entirety by the contents of the Purchase Agreement which Sanmina-SCI expects to file as an exhibit to its Quarterly Report on Form 10-Q for its fiscal quarter ending March 29, 2008.

This report contains forward-looking statements, including those related to the anticipated proceeds from and timing of the closing of the Transaction.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in this report, including failure to obtain regulatory or other consents required to consummate the Transaction or changes in net the book value of the assets being sold.  No assurances are made that these results will be achieved.  The Sellers’ results and projections are also subject to the risks and uncertainties discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Sanmina-SCI’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 29, 2007.

Item 9.01                                             Financial Statements and Exhibits

(d)        Exhibits.

Exhibit No.	Exhibit Title or Description
99.1	Press Release Issued by Sanmina-SCI Corporation dated February 19, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA-SCI CORPORATION

By:	/s/ David L. White
David L. White
Executive Vice President and
Chief Financial Officer

Date: February 22, 2008

Exhibit Index

Exhibit No.	Exhibit Title or Description
99.1	Press Release Issued by Sanmina-SCI Corporation dated February 19, 2008.